Exhibit 10.48

QLIKTECH

150 Radnor Chester Road, Suite E220

Radnor, Pennsylvania 19087

June 2, 2013

Timothy MacCarrick

Dear Tim:

QlikTech Inc., a Delaware corporation (the “Company”) and a wholly-owned subsidiary of Qlik Technologies, Inc., a Delaware corporation (“Parent”), is pleased to offer you employment on the following terms:

1. Position. During the period of your employment hereunder, you agree to serve the Company, and the Company will employ you, as Chief Financial Officer, or in such other executive capacity or capacities, at a similar level of responsibility, as may be determined from time to time by the head of your business unit, the Chief Executive Officer of Parent (the “CEO”) or the CEO’s designated representative. You will report to the CEO and have such duties and responsibilities as may be consistent with such positions. This is a full-time position. While you render service to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company and you have provided the Company with a copy of any restrictive covenants applicable to you. Your place of employment will be at our executive offices in Radnor, Pennsylvania.

2. Cash Compensation.

(a) The Company will pay you a starting salary at the rate of $375,000 per year (“Base Salary”), payable in accordance with the Company’s standard payroll schedule. This Base Salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.

(b) You will be eligible for an incentive bonus for each fiscal year you are employed by the Company. The bonus (if payable) will be awarded based on objective or subjective criteria established by the Company’s Chief Executive Officer and approved by the Parent’s Board of Directors (the “Parent Board”). Your annual target bonus will be equal to $262,500. Any bonus for the fiscal year in which your employment begins will be prorated, based on the number of days you are employed by the Company during that fiscal year. Any bonus payable for the fiscal year will be paid within 2 1/2 months after the close of that fiscal year, but only if you are still employed by the Company at the time of payment or otherwise are providing services to the Company or Parent at the time of payment. The determinations of the Parent Board with respect to your bonus will be final and binding.

Timothy MacCarrick

June 2, 2013

3. Employee Benefits and Other Benefits.

(a) As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to 4 weeks of paid vacation in accordance with the Company’s vacation policy, as in effect from time to time. During your period of employment under this Agreement, you shall be eligible to participate in other benefits of employment generally available to other senior executives of the Company, including any Executive Long-Term Incentive Program approved by the Parent Board or Parent Board’s Compensation Committee.

(b) During your employment, the Company shall pay or reimburse you, in accordance with its normal policies and practices, for all reasonable travel and other expenses incurred by you in performing your obligations under this Agreement.

(c) Subject to the approval of the Parent Board, you will be eligible to enter into an Indemnification Agreement with the Company in the form on file with the SEC.

4. Equity Awards.

(a) Non-Qualified Stock Options. Subject to the approval of the Parent’s Board of Directors (the “Parent Board”) or Parent Board’s Compensation Committee which approval is expected to be obtained on or before the 90th day following your first day of employment (your “Start Date”), you will be granted an option to purchase Two Hundred Fifty Thousand (250,000) shares of Parent’s Common Stock (the “Option”). The exercise price per share of the Option will be determined by the Parent Board or its Compensation Committee when the Option is granted. The vesting schedule for the Option described in this Section 4 will begin on your Start Date, notwithstanding any later grant date. The Option will be subject to the terms and conditions applicable to options granted under Parent’s 2010 Omnibus Equity Incentive Plan (the “Plan”), as described in the Plan, and the applicable Stock Option Agreement. You will vest in 25% of the Option shares after 12 months of continuous service with the Company from your Start Date, and the balance will vest in equal quarterly installments over the next 36 months of continuous service, as described in the applicable Stock Option Agreement. Determinations of the Parent Board or Parent Board’s Compensation Committee in regards to the foregoing shall be final and binding.

(b) Determinations of the Parent Board or Parent Board’s Compensation Committee in regards to the Option are in their sole discretion and shall be final and binding.

(c) You will vest in 100% of your remaining unvested Option and all other equity awards then outstanding, if (a) Parent is subject to a Change in Control before your service with the Company terminates, (b) your service is terminated by the Company without Cause within 12 months after that Change in Control and (c) you comply with the requirements set forth

Timothy MacCarrick

June 2, 2013

in Section 5(a) below. Notwithstanding the foregoing, if any awards outstanding at the time of the termination without Cause are subject to performance-based vesting, such awards will remain subject to the agreement evidencing such performance-based awards.

5. Severance Benefits.

(a) General. If the Company terminates your employment for any reason other than Cause and a Separation occurs, then you will be entitled to the benefits described in this Section 5. However, this Section 5 will not apply unless you (i) have returned all Company property in your possession; (ii) have resigned as a member of the Boards of Directors of the Company and all of its subsidiaries and affiliated entities, to the extent applicable; and (iii) have executed a general release of all claims that you may have against the Company, Parent or persons affiliated with the Company or Parent. The release must be in the form prescribed by the Company. You must execute and return the release on or before the 45th day after your Separation (the “Release Deadline”). If you fail to return the release on or before the Release Deadline, or if you revoke the release, then you will not be entitled to the benefits described in this Section 5. In addition, if your breach any obligations under your Proprietary Information, Assignment of Inventions and Non-Compete Agreement, the Company may immediately cease all benefits described in this Section 5.

(b) Salary Continuation. If the Company terminates your employment for any reason other than Cause and a Separation occurs, then the Company will continue to pay your base salary for a period of six months after your Separation. Your base salary will be paid at the rate in effect at the time of your Separation and in accordance with the Company’s standard payroll procedures. The salary continuation payments will commence on the 10th business day following the Release Deadline and, once they commence, will be retroactive to the date of your Separation.

(c) Bonus Payment. If the Company terminates your employment for any reason other than Cause and a Separation occurs, the Company will pay you a pro rated bonus amount pursuant to Section 2(b) based on the number of days you were employed during the year in which the Separation occurs. Notwithstanding the foregoing, the bonus payment, if any, will only be paid to the extent that applicable individual and Company performance goals are deemed by the Parent Board to have been met for the applicable bonus period. The bonus payment will be paid, if at all, on the date when Company bonuses are paid to other employees of the Company, but in no event later than March 15th following the year of Separation.

(d) COBRA. If the Company terminates your employment for any reason other than Cause, a Separation occurs, and you elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following your Separation, then the Company will pay the same portion of your monthly premium under COBRA as it pays for active employees until the earliest of (i) the close of the 6-month period following

Timothy MacCarrick

June 2, 2013

your Separation, (ii) the expiration of your continuation coverage under COBRA or (iii) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.

6. Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information, Assignment of Inventions and Non-Compete Agreement, a copy of which is attached hereto as Exhibit A.

7. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you). You may terminate your employment with the Company upon thirty (30) days written notice to the Company, after which the Company shall have no further obligation hereunder to you, except for payment of amounts of Base Salary and other benefits accrued through the termination date.

8. Tax Matters.

(a) Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b) Section 409A. For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each salary continuation payment and bonus payment under Section 5 is hereby designated as a separate payment. If the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of your Separation, then (i) the salary continuation payments under Section 5(b), to the extent that they are subject to Section 409A of the Code, will commence during the seventh month after your Separation and (ii) the installments that otherwise would have been paid during the first six months after your Separation will be paid in a lump sum when the salary continuation payments commence. In no event will reimbursement payments be made later than the end of the year following the year in which the expense was incurred. The amounts eligible for reimbursement provided in one taxable year will not affect the amounts eligible for reimbursement provided in any other taxable year, and the right to reimbursement will not be subject to liquidation or exchange for another benefit. If the sixty (60)-day period following a “separation from service” begins in one calendar year and ends in a second calendar year, then any severance payments subject to Section 409A of the Code that would otherwise occur during the portion of such 60-day crossover period that falls within the first year will be delayed and paid in a lump sum during the

Timothy MacCarrick

June 2, 2013

portion of such 60-day crossover period that falls within the second year. To the fullest extent applicable, amounts and other benefits payable under this letter agreement are intended to be exempt from the definition of “nonqualified deferred compensation” under Section 409A of the Code in accordance with one or more of the exemptions available under the final Treasury regulations promulgated under Section 409A of the Code and, to the extent that any such amount or benefit is, or becomes subject to, Section 409A of the Code due to a failure to qualify for an exemption from the definition of nonqualified deferred compensation in accordance with Section 409A of the Code, this letter agreement is intended to comply with the applicable requirements of Section 409A of the Code with respect to such amounts or benefits. To the extent possible, this letter agreement shall be interpreted and administered in a manner consistent with the foregoing statement of intent. In no event whatsoever shall the Company be liable for any taxes, penalties or interest that may be imposed on you under Section 409A of the Code or under any other similar provision of state tax law, including, without limitation, in connection with any payment or benefits described in this letter, or any damages for failing to comply with Section 409A of the Code, any other similar provision of state tax law, or the provisions of this paragraph.

(c) Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company, Parent, the Board or the Parent Board related to tax liabilities arising from your compensation.

(d) Section 280G. Anything in this Agreement to the contrary notwithstanding, if any benefit you would receive from the Company pursuant to this Agreement or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion of the Payment, up to and including the total Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Payment, notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, the amounts payable or benefits to be provided to you shall be reduced such that the economic loss to you as a result of the “parachute payment” elimination is minimized. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.

(i) The Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder, which firm shall not then be serving as accountant or auditor for

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June 2, 2013

the individual, entity or group that effected the Change in Control. The Company shall bear all expenses with respect to the determinations by such independent registered accounting firm required to be made hereunder.

(ii) The independent registered public accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and you within fifteen (15) calendar days after the date on which your right to a Payment is triggered (if requested at that time by the Company or you) or such other time as requested by the Company or you. If the independent registered public accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and you with an opinion reasonably acceptable to you that no Excise Tax will be imposed with respect to such Payment. The Company shall be entitled to rely upon the independent registered public accounting firm’s determinations, which shall be final and binding on all persons.

9. Interpretation, Amendment and Enforcement. This letter agreement and Exhibit A constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you, the Company and Parent. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company (other than you). The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by Pennsylvania law, excluding laws relating to conflicts or choice of law.

10. Arbitration. Any Dispute will be settled by final and binding arbitration. The arbitration will take place in Radnor, Pennsylvania. The arbitration will be administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. Any award or finding will be confidential. You and the Company agree to provide one another with reasonable access to documents and witnesses in connection with the resolution of the dispute. You and the Company will share the costs of arbitration equally. Each party will be responsible for its own attorneys’ fees, and the arbitrator may not award attorneys’ fees unless a statute or contract at issue specifically authorizes such an award. This Section 10 does not apply to claims for workers’ compensation benefits or unemployment insurance benefits. This Section 10 also does not apply to claims concerning non-competition or non-solicit obligations or the ownership, validity, infringement, misappropriation, disclosure, misuse or enforceability of any confidential information, patent right, copyright, mask work, trademark or any other trade secret or intellectual property held or sought by either you or the Company (whether or not arising under the Proprietary Information, Assignment of Inventions and Non-Compete Agreement between you and

Timothy MacCarrick

June 2, 2013

the Company). With respect to any Dispute not covered by arbitration, you and the Company agree to submit to the exclusive personal jurisdiction of the federal and state courts located in Philadelphia, Pennsylvania in connection with any Dispute or any claim related to any Dispute.

11. Definitions. The following terms have the meaning set forth below wherever they are used in this letter agreement:

“Cause” means (a) your unauthorized use or disclosure of the Company’s (or any of its affiliates’) confidential information or trade secrets, which use or disclosure causes material harm to the Company (or any of its affiliates); (b) your material breach of any agreement between you and the Company (or any of its affiliates) which, to the extent the breach is capable of being cured, is not cured within thirty (30) days after your receipt of written notice thereof from the Company reasonably describing the breach; (c) your material failure to comply with the Company’s written policies or rules which, to the extent the breach is capable of being cured, is not cured within thirty (30) days after your receipt of written notice thereof from the Company reasonably describing the breach; (d) your conviction of, or your plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State; (e) your gross negligence or willful misconduct in connection with your performance of services for the Company; (f) your continuing failure to perform assigned duties after receiving written notification reasonably describing the failure from the Board or Parent Board; or (g) your failure to cooperate in good faith with a governmental or internal investigation of the Company, its directors, officers or employees, or any of its affiliates, after the Company has requested your cooperation.

“Change in Control” means

(a) The consummation of a merger or consolidation of the Parent with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Parent immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (i) the continuing or surviving entity and (ii) any direct or indirect parent corporation of such continuing or surviving entity;

(b) The sale, transfer or other disposition of all or substantially all of Parent’s assets;

(c) A change in the composition of the Parent Board, as a result of which fewer than 50% of the incumbent directors are directors who either: (i) had been directors of the Parent on the date 24 months prior to the date of such change in the composition of the Parent Board (the “Original Directors”); or (ii) were appointed to the Parent Board, or nominated for election

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June 2, 2013

to the Parent Board, with the affirmative votes of at least a majority of the aggregate of (A) the Original Directors who were in office at the time of their appointment or nomination and (B) the directors whose appointment or nomination was previously approved in a manner consistent with this subsection (ii); or

(d) Any transaction as a result of which any person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), directly or indirectly, of securities of the Parent representing at least 50% of the total voting power represented by Parent’s then outstanding voting securities. For purposes of this Subsection (d), the term “person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of Parent or of a parent or subsidiary and (ii) a corporation owned directly or indirectly by the stockholders of Parent in substantially the same proportions as their ownership of the common stock of Parent.

“Separation” means a “separation from service,” as defined in the regulations under the Code.

* * * * *

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information, Assignment of Inventions and Non-Compete Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on June 2, 2013. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. It is anticipated that you will commence employment with the Company on or before July 1, 2013. Notwithstanding the foregoing, your employment with the Company is contingent upon your starting work on or before August 1, 2013.

Timothy MacCarrick

June 2, 2013

If you have any questions, please call me.

Very truly yours,

QLIKTECH INC.

By:	/S/ LARS BJÖRK
Title:	Chief Executive Officer

I have read and accept this employment offer:

/S/ TIMOTHY J. MACCARRICK
Signature of Timothy MacCarrick

Dated:	June 2, 2013

Attachment: Exhibit A: Proprietary Information, Assignment of Inventions and Non-Compete Agreement